Exhibit (s)(ii)

ALTABA INC.

POWER OF ATTORNEY

That each of the undersigned officers and directors of Altaba Inc., a corporation formed under the laws of the State of Delaware (the “Fund”), do constitute and appoint Thomas J. McInerney, Alexi A. Wellman and Arthur Chong as true and lawful attorneys and agents, with full power and authority (acting alone and without the other) to execute in the name and on behalf of each of the undersigned as such officer or director, a Registration Statement on Form N-2, including any pre-effective amendments and/or any post-effective amendments thereto and any subsequent Registration Statement of the Fund pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 8b-5 thereunder, and any other filings in connection therewith, and to file the same under the 1940 Act or the Securities Act of 1933, as amended, or otherwise, with respect to the registration of the Fund, the registration or offering of the Fund’s common shares of beneficial interest, par value $.01 per share; granting to such attorney and agent full power of substitution and revocation in the premises; and ratifying and confirming all that such attorney and agent may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 15th day of August, 2017.

/s/ Richard L. Kauffman
Richard L. Kauffman Director